UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 15, 2006
SANGAMO BIOSCIENCES, INC.
(Exact name of registrant specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30171 (Commission File Number)	68-0359556 (I.R.S. Employer Identification No.)

501 Canal Blvd, Suite A100, Richmond, California (Address of principal executive offices)	94804 (Zip Code)
Registrant’s telephone, including area code: (510) 970-6000
(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.
     On June 15, 2006, Sangamo Biosciences, Inc. (“Sangamo”) entered into a purchase agreement (the “Purchase Agreement”) with Piper Jaffray & Co. (“Piper Jaffray”) pursuant to which Sangamo agreed to issue and sell 3,100,000 shares of common stock to Piper Jaffray (the “Offering”). The public offering price is $6.75 per share. We estimate that the net proceeds we will receive from the Offering will be approximately $20.15 million, after deducting the underwriter’s discount. The Offering is registered under the Securities Act of 1933, as amended, pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-134516) and will be made pursuant to a prospectus dated June 7, 2006, as supplemented by a prospectus supplement dated on or about June 16, 2006. Pursuant to the Purchase Agreement, Piper Jaffray has the option, for 30 days, to buy up to an additional 465,000 shares of our common stock at the specified price, to cover any over-allotment in the Offering.
     A copy of the Purchase Agreement is filed as Exhibit 1.1 to this Form 8-K and is incorporated herein by reference. A copy of the opinion of Morgan Lewis & Bockius LLP relating to the validity of the shares in the Offering is attached as Exhibit 5.1.
Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits. The following documents are filed as exhibits to this report:
1.1 Purchase Agreement, dated June 15, 2006, between Sangamo Biosciences, Inc., and Piper Jaffray & Co.
5.1 Opinion of Morgan Lewis & Bockius LLP
23.1 Consent of Morgan Lewis & Bockius LLP (included in Exhibit 5.1)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO BIOSCIENCES, INC.
Date: June 16, 2006	By:	/s/ Edward O. Lanphier
		Name:	Edward O. Lanphier
		Title:	Chief Executive Officer